EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K of HKN, Inc. (the “Company”) and in the following Registration Statements of the Company and in the related Prospectuses to the references to this firm for the Company’s estimated domestic proved reserves contained in the Annual Report on Form 10-K, those Registration Statements, related Prospectuses for the year ended December 31, 2009.

Form                                                      Description

S-3	Registration of 567,154* shares of common stock (No. 333-117566)

S-3	Registration of 904,212* shares of common stock (No. 333-127824)

* Reflects the one for twenty-two and four-tenths reverse stock split that became effective June 5, 2007.

Crest Engineering Services, Inc.

BY: /s/ Waterson Calhoun

Tyler, Texas
February 15, 2010